For immediate release Financial Contact: Mike Knapp Knowles Investor Relations Phone: (630) 238-5236 Email: mike.knapp@knowles.com Knowles Announces $100 Million Share Repurchase Program ITASCA, Ill., Feb. 24, 2020 — Knowles Corporation (NYSE: KN), a market leader and global provider of advanced micro-acoustic, audio processing, and precision device solutions, today announced that its Board of Directors has authorized a share repurchase program of up to $100 million in aggregate value of the Company’s outstanding common stock. “Our strategy to invest in high value, differentiated solutions and diversify our end markets has delivered revenue and earnings growth over the past two years,” said Jeffrey Niew, president and CEO of Knowles. “The stock repurchase program we announced today demonstrates the confidence we have in our long-term growth prospects and continued commitment to deliver shareholder value.” The timing and amount of any shares repurchased will be determined by the Company based on its evaluation of market conditions and other factors, and will be made in accordance with applicable securities laws in either the open market or in privately negotiated transactions. The Company is not obligated to purchase any shares under the program, and the program may be suspended or discontinued at any time. The actual timing, number and share price of shares repurchased will depend on a number of factors, including the market price of the Company’s stock, general market and economic conditions and applicable legal requirements. The repurchase program is expected to be funded by cash on hand and future cash generated from operations. About Knowles Knowles Corporation (NYSE: KN) is a market leader and global provider of advanced micro-acoustic, audio processing, and precision device solutions, serving the mobile consumer electronics, communications, medtech, defense, automotive, and industrial markets. Knowles uses its leading position in MEMS (micro-electro-mechanical systems) microphones and strong capabilities in audio processing technologies to optimize audio systems and improve the user experience in mobile, ear, and IoT applications. Knowles is also the leader in acoustic components, high-end capacitors, and mmWave RF solutions for a diverse set of markets. Knowles’ focus on the customer, combined with unique technology, proprietary manufacturing techniques, rigorous testing, and global scale, enables it to deliver innovative solutions that optimize the user experience. Founded in 1946 and headquartered in Itasca, Illinois, Knowles is a global organization with employees in 12 countries. The company was spun out from Dover Corporation in 2014 and has been focused on reshaping its business portfolio and investing in high value solutions to diversify its revenue and increase exposure to high-growth markets. For more information, visit knowles.com.